EXHIBIT 99.1

Vision-Sciences, Inc. Announces Results for Q4 and the Fiscal Year Ended March 31, 2008

ORANGEBURG, N.Y., June 30, 2008 (PRIME NEWSWIRE) -- Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences" or the "Company"), today announced results for its fiscal fourth quarter ("Q4 08") and fiscal year ended March 31, 2008 ("FY 08"). Net sales in FY 08 were $9.9 million, an increase of $0.5 million, compared to net sales in FY 07 of $9.5 million, resulting in a loss of $9.3 million in FY 08 as compared to income of $20.1 million in FY 07. During the same period, sales in the medical segment increased by $130,000, or 2%, to $6.9 million, while sales of the industrial segment of $2.7 million were virtually unchanged as compared FY 07. Sales of our health services segment, which started in the October 2007 through our subsidiary BEST DMS, Inc., were $337,000 in FY 08 (over a period of 6 months).

Abbreviated results, in $000's, except for per share data, for the periods are as follows:

                                  Increase/                    Increase/
                Q4 08     Q4 07  (Decrease)  FY 08     FY 07  (Decrease)
               --------  -------- --------  --------  -------- --------
 Sales         $    2.4  $    3.0 $ (601.0) $    9.9  $    9.5 $    0.5
 Net income
  (loss)       $   (4.6) $   24.0 $  (28.6) $   (9.3) $   20.1 $  (36.0)
 Net income
  (loss) per
  diluted
  share        $  (0.12) $   0.67 $  (0.79) $  (0.26) $   0.56 $  (0.82)

In reviewing our FY 08 results, it is important to note on the following:

Net Income (Loss): Our net loss in FY 08 was $9.3 million or ($0.26 per diluted share) as compared to net income of $20.1 million in FY 07, or $0.56 per diluted share. The FY 07 income of $20.1 million resulted from the sale to Medtronic Xomed ("Medtronic") of the license to manufacture and distribute the Company's EndoSheaths in the ENT (ear, nose & throat) market for $34 million, which took place in March 2007.

The Effect of the Medtronic Transaction: As part of the Medtronic transaction, the Company transferred its ENT EndoSheath production lines from the Company's manufacturing site in Natick, MA to Medtronic's location in Jacksonville, FL. As a result, the Company's ENT EndoSheath sales decreased from $3.7 million in FY 07 to $2.7 million in FY 08, a decrease of $1 million. However, as part of the sale of the production license to Medtronic, Medtronic commenced the distribution of the Company's ENT endoscopes world wide. As a result, the Company's FY 08 ENT endoscope sales increased to $2.6 million, an increase of $1.6 million over FY 07.

The Pentax Dispute and Shortage of Parts: As a result of a dispute with Pentax Corporation, a supplier of critical components of our fiber endoscopes, we experienced a shortage of parts during the 3rd and 4th quarters of FY 08. This resulted in a loss of potential sales of $2.3 million. This dispute was resolved in February 2008 and we resumed our production of our fiber endoscopes.

In addition, it is important to note that although our ENT EndoSheaths sales in FY 08 were lower by $1 million as compared to FY 07, and we were unable to fill in-house orders (backlog) of $0.6 million due to the shortage of Pentax parts, we were able to recapture this total shortfall of $1.6 million in FY 08 sales, resulting in a slight increase in sales in our medical segment over last year.

Fourth Quarter Results: in Q4 08 (ended in March 31, 2008), revenues were $2.4 million as compared to approximately $3 million for Q4 07. Net loss for Q4 08 was $4.6 million, or ($0.12) per fully diluted share, compared to a net income of $24 million, or $0.67 per share in Q4 07. The income of $24 million in FY 07 was the result of the Medtronic transaction.

Ron Hadani, President and CEO, stated, "During FY08 we faced two challenges resulting in a loss of potential sales of $3.3 million. The first was the dispute with Pentax which caused us to lose $2.3 million of potential sales. The second was the transition of the ENT EndoSheath sales and production to Medtronic resulting in a loss of $1 million. Looking into the first quarter of our Fiscal 2009, which started in April 2008, we are very excited about our initial growth rate in sales as a result of our commencing shipments of our new line of videoscopes. We are pleased that despite these challenges, we succeeded in ending FY 08 with revenues slightly higher than FY 07. We believe that our sales in FY 08 could have grown by 30% over FY 07, for a record year of sales of more than $13 million, had it not been for the loss of $3.3 million in potential sales."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On(r) EndoSheath(r) System, which provides the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences' products is available on the Internet at www.visionsciences.com.

The Vision-Sciences, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3876

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences(r) assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Yoav M. Cohen, CFO
          845-365-0600